Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our reports dated (i) February 27, 2018, with respect to the consolidated financial statements and schedules of TCG BDC, Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and the effectiveness of internal control over financial reporting of TCG BDC, Inc. as of December 31, 2017 and (ii) March 16, 2018, with respect to the senior securities table as of December 31, 2017, 2016, 2015, 2014, and 2013, included in Pre-Effective Amendment No.2 to the Registration Statement (Form N-2 No. 333-222096) and related Prospectus of TCG BDC, Inc. for the registration of common stock, preferred stock, debt securities, subscription rights, warrants, units and shares of common stock by selling shareholders.

/s/ Ernst & Young LLP

New York, NY
March 19, 2018